Exhibit 99.1

Ocwen Financial Corporation®

OCWEN FINANCIAL ANNOUNCES OPERATING RESULTS FOR FIRST QUARTER 2020

●	Reported a Net Loss of $25.5 million and a Pre-tax Loss of $87.3 million for the first quarter of 2020 and ended the quarter with $429.9 million of total stockholders’ equity, or a book value per share of $3.32. Financial results included $78 million unfavorable impact on pre-tax loss due to changes in interest rates and a $62 million income tax benefit relating to changes in NOL utilization rules under the CARES Act.

●	Pre-tax income before notable items of $2 million, includes a $7 million unfavorable impact of COVID-19 during the quarter and $3 million unfavorable impact due to seasonal changes in employee costs and escrow balances versus the fourth quarter

●	Ended the quarter with $263.6 million of cash despite $58.8 million of MSR financing margin calls and $133.6 million debt repayment

●	Granted 114,600 active COVID-19 forbearance plans, or 8.5% of our total loans serviced as of April 30, 2020 for which we are directly obligated to advance on roughly 27% of these loans which is 7% of the Company’s total owned servicing portfolio

●	Originated and purchased MSR UPB of approximately $4 billion and grew our owned servicing portfolio to $77.2 billion. Originated approximately $11 billion of annualized volume across all retail and flow channels in March.

West Palm Beach, FL – (May 8, 2020) – Ocwen Financial Corporation (NYSE: OCN) (“Ocwen” or the “Company”), a leading non-bank mortgage servicer and originator, today reported a net loss of $25.5 million, or $0.19 per share, for the three months ended March 31, 2020 compared to a net loss of $44.5 million or $0.33 per share for the three months ended March 31, 2019.

Glen A. Messina, President and CEO of Ocwen said, “The environment we are facing today is nothing like we expected at the start of the first quarter. Our momentum from 2019 continued into the first quarter with solid progress on our growth strategy, financial performance and business improvement plans. We moved to a remote workforce model while responding to our borrowers need for forbearance relief. I am extremely proud of how our team has reacted to address the welfare of our employees and ensure business continuity, while maintaining our high standards for operational excellence and compliance.”

Mr. Messina added, “While we are operating in an environment with increased risk, we believe there are increased opportunities in both origination and delinquent servicing. We believe we are well positioned to take advantage of the opportunity to invest in both high quality MSR and delinquent servicing at very attractive returns. We expect to have adequate liquidity to operate our business and originate approximately $25 billion in new servicing additions with a target 50/50 mix of owned servicing and sub servicing.”

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Mr. Messina continues, “Because of the uncertainties of operating in the current environment, we are not providing near term earnings guidance. We continue to be one of the best servicers for non-performing loans with decades of experience. We are highly focused on exploring all strategic options to leverage our proven operating capability in this environment to create positive outcomes for consumers and fully realize the value of our platform for shareholders.”

First quarter 2020 Results

Pre-tax loss for the first quarter of 2020 was $87.3 million, which compares to a $41.1 million loss in the first quarter of 2019. We recorded an income tax benefit of $61.9 million primarily due to the estimated income tax benefit to be recognized under the CARES Act.

First quarter 2020 Business Highlights

●	We closed and originated MSRs with $2.9 billion of unpaid principal balance in the first quarter of 2020.

●	We completed 8,325 modifications in the quarter to help struggling families stay in their homes.

●	Our forward MSR hedge strategy, which includes our reverse MSR, forward lending pipeline and derivative hedge instruments, performed as expected with total coverage against our forward MSR equal to 43% of the decline in our forward MSR value.

●	Our operating expenses for the quarter were $137 million, which were down from our operating expenses of $206 million for the second quarter of 2018; we realized adjusted annualized run rate cost savings of $395 million as compared to the adjusted annualized run rate costs of Ocwen and PHH Corporation combined for the second quarter 2018.

●	Delinquencies, excluding the impact of loans in forbearance due to COVID-19, decreased from 6.3% at December 31, 2019 to 6.1% at March 31, 2020, primarily driven by loss mitigation efforts.

●	The constant pre-payment rate (CPR) decreased from 16.7% in the fourth quarter of 2019 to 14.7% in the first quarter of 2020 due to lower interest rates. In the first quarter of 2020, prime CPR was 17.2%, and non-prime CPR was 12.9%.

●	We elected the fair value option for future draw commitments for HECM loans purchased or originated before January 1, 2019 and recorded a $47.0 million adjustment to retained earnings as of January 1, 2020.

●	Repurchased 5.7 million shares in the quarter for a total cost of $4.6 million

Webcast and Conference Call

Ocwen will host a webcast and conference call on Friday, May 8, 2020, at 8:30 a.m., Eastern Time, to discuss its financial results for the first quarter of 2020. The conference call will be webcast live over the Internet from the Company’s website at www.Ocwen.com, click on the “Shareholders” section. A replay of the conference call will be available via the website approximately two hours after the conclusion of the call and will remain available for approximately 30 days.

About Ocwen Financial Corporation

Ocwen Financial Corporation (NYSE: OCN) is a leading non-bank mortgage servicer and originator providing solutions through its primary brands, PHH Mortgage and Liberty Reverse Mortgage. PHH Mortgage is one of the largest servicers in the country, focused on delivering a variety of servicing and lending programs. Liberty is one of the nation’s largest reverse mortgage lenders dedicated to education and providing loans that help customers meet their personal and financial needs. We are headquartered in West Palm Beach, Florida, with offices in the United States and the U.S. Virgin Islands and operations in India and the Philippines, and have been serving our customers since 1988. For additional information, please visit our website (www.Ocwen.com).

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Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by a reference to a future period or by the use of forward-looking terminology. Forward-looking statements are typically identified by words such as “believe”, “expect”, “foresee”, “forecast”, “anticipate”, “intend”, “estimate”, “goal”, “strategy”, “plan” “target” and “project” or conditional verbs such as “will”, “may”, “should”, “could” or “would” or the negative of these terms, although not all forward-looking statements contain these words.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Our business has been undergoing substantial change and as a result of the COVID-19 pandemic, we are in the midst of a period of significant capital markets volatility and a rapidly evolving mortgage lending and servicing environment, which has magnified such uncertainties. Readers should bear these factors in mind when considering such statements and should not place undue reliance on such statements.

Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. In the past, actual results have differed from those suggested by forward looking statements and this may happen again.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, uncertainty relating to the impacts of the COVID-19 pandemic, including with respect to the response of the U.S. government, state governments, the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac, and together with Fannie Mae, the GSEs) and the Government National Mortgage Association (Ginnie Mae), and regulators, as well as the potential for ongoing disruption in the financial markets and in commercial activity generally, increased unemployment, and other financial difficulties facing our borrowers; the proportion of borrowers who enter into forbearance plans, the financial ability of borrowers to resume repayment and their timing for doing so; reduced collection of servicing fees and ancillary income and delayed collection of servicing revenue as a result of forbearance plans and moratoria on evictions and foreclosure proceedings; impacts on our operations resulting from employee illness, social distancing measures and our shift to greater utilization of remote work arrangements; the adequacy of our financial resources, including our sources of liquidity and ability to sell, fund and recover servicing advances, forward and reverse whole loans, and HECM and forward loan buyouts and put backs, as well as repay, renew and extend borrowings, borrow additional amounts as and when required, meet our MSR or other asset investment objectives and comply with our debt agreements, including the financial and other covenants contained in them; increased servicing costs based on increased borrower delinquency levels or other factors; the size and timing of a potential reverse split of our common stock; our ability to regain compliance with the continued listing standards of the New York Stock Exchange; the future of our long-term relationship and remaining servicing agreements with New Residential Investment Corp. (NRZ); our ability to execute an orderly and timely transfer of responsibilities in connection with the previously disclosed termination by NRZ of the PHH Mortgage Corporation (PMC) subservicing agreement; the reactions of regulators, lenders and other contractual counterparties, rating agencies, stockholders and other stakeholders to the announcement of the termination by NRZ of the PMC subservicing agreement; our ability to adjust our cost structure and operations as the loan transfer process is being completed in response to the previously disclosed termination by NRZ of the PMC subservicing agreement, including unanticipated costs and the timeline on which we can execute on these actions; our ability to devote sufficient management attention and financial resources to our growth and other strategic objectives as we operate in the midst of a period of significant capital markets volatility and change within the mortgage lending and servicing ecosystem; uncertainty related to our ability to execute on continuous cost re-engineering efforts and the other actions we believe are necessary for us to improve our financial performance; our ability to acquire MSRs or other assets or businesses at adequate risk-adjusted returns and at sufficient volume to achieve our growth goals, including our ability to allocate resources for investment, negotiate and execute purchase documentation and satisfy closing conditions so as to consummate such acquisitions; uncertainty related to our ability to grow our lending business and increase our lending volumes in a competitive market and uncertain interest rate environment; uncertainty related to claims, litigation, cease and desist orders and investigations brought by government agencies and private parties regarding our servicing, foreclosure, modification, origination and other practices, including uncertainty related to past, present or future investigations, litigation, cease and desist orders and settlements with state regulators, the Consumer Financial Protection Bureau (CFPB), State Attorneys General, the Securities and Exchange Commission (SEC), the Department of Justice or the Department of Housing and Urban Development (HUD) and actions brought under the False Claims Act regarding incentive and other payments made by governmental entities; adverse effects on our business as a result of regulatory investigations, litigation, cease and desist orders or settlements; reactions to the announcement of such investigations, litigation, cease and desist orders or settlements by key counterparties, including lenders, the GSEs, and Ginnie Mae; our ability to comply with the terms of our settlements with regulatory agencies and the costs of doing so; increased media attention; any adverse developments in existing legal proceedings or the initiation of new legal proceedings; our ability to effectively manage our regulatory and contractual compliance obligations; our ability to interpret correctly and comply with liquidity, net worth and other financial and other requirements of regulators, Fannie Mae, Freddie Mac and Ginnie Mae, as well as those set forth in our debt and other agreements; our ability to comply with our servicing agreements, including our ability to comply with our agreements with, and the requirements of, Fannie Mae, Freddie Mac and Ginnie Mae and maintain our seller/servicer and other statuses with them; the impact on Ocwen of our implementation of the CECL methodology for financial instruments (ASU 2016-13 and ASU 2019-04); our ability to fund future draws on existing loans in our reverse mortgage portfolio; our servicer and credit ratings as well as other actions from various rating agencies, including the impact of prior or future downgrades of our servicer and credit ratings; as well as other risks and uncertainties detailed in Ocwen’s reports and filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2019 and its current and quarterly reports since such date. Anyone wishing to understand Ocwen’s business should review its SEC filings. Our forward-looking statements speak only as of the date they are made and, we disclaim any obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

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Note Regarding Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, such as our references to adjusted annualized run rate cost savings and pre-tax income excluding income statement notables. We believe these non-GAAP financial measures provide a useful supplement to discussions and analysis of our financial condition. We believe these non-GAAP financial measures provide an alternative way to view certain aspects of our business that is instructive. Below, we present supplemental information (including reconciliations) relating to certain illustrative adjustments to GAAP expenses, and pre-tax income (loss). We believe this information is instructive as an alternative way to view certain aspects of our business. In addition, management believes that these presentations may assist investors with understanding and evaluating our cost re-engineering efforts and other initiatives to drive improved financial performance. However, the adjustments we make to GAAP expenses and pre-tax income (loss) should not be analyzed in isolation or as a substitute to analysis of our GAAP expenses and pre-tax income (loss). There are certain limitations to the analytical usefulness of the adjustments we make to GAAP expenses and pre-tax income (loss) and, accordingly, we rely primarily on our GAAP results and use these adjustments only for purposes of supplemental analysis. For example, annualization of amounts relevant to one quarter may or may not be a good indicator of the relevant full year amount due to facts or circumstances impacting the quarter or the three subsequent quarters, among other factors. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Ocwen’s reported results under accounting principles generally accepted in the United States. Other companies may use non-GAAP financial measures with the same or similar titles that are calculated differently to our non-GAAP financial measures. As a result, comparability may be limited. Readers are cautioned not to place undue reliance on analysis of the adjustments we make to GAAP expenses and pre-tax income (loss).

FOR FURTHER INFORMATION CONTACT:

Investors:	Media:
June Campbell	Dico Akseraylian
T: (856) 917-3190	T: (856) 917-0066
E: shareholderrelations@ocwen.com	E: mediarelations@ocwen.com

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Residential Servicing Statistics

(Dollars in thousands)

	At or for the Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Total unpaid principal balance of loans and REO serviced	$208,761,340	$212,366,431	$216,754,784	$229,283,045	$251,080,740
Non-performing loans and REO serviced as a % of total UPB (1)	6.1%	6.3%	5.7%	5.5%	4.7%
Prepayment speed (average CPR)(2) (3)	14.7%	16.7%	17.7%	15.2%	12.5%

(1)	Performing loans include those loans that are less than 90 days past due and those loans for which borrowers are making scheduled payments under loan modification, forbearance or bankruptcy plans. We consider all other loans to be non-performing.
(2)	Average CPR for the prior three months. CPR measures prepayments as a percentage of the current outstanding loan balance expressed as a compound annual rate.
(3)	Average CPR for the three months ended March 31, 2020 includes 17.2% for prime loans and 12.9% for non-prime loans.

Segment Results

(Dollars in thousands)

	For the Three Months Ended March 31,
	2020	2019
Servicing
Revenue	$213,555	$259,274
MSR valuation adjustments, net	(174,436)	(108,914)
Operating expenses	80,473	156,984
Other expense, net	(14,742)	(50,879)
Loss before income taxes	(56,096)	(57,503)

Originations
Revenue	37,647	41,091
MSR valuation adjustments, net	316	(84)
Operating expenses	26,958	21,247
Other income (expense), net	(624)	100
Income before income taxes	10,381	19,860

Corporate Items and Other
Revenue	2,640	3,523
Operating expenses	29,783	(7,124)
Other expense, net	(14,487)	(14,088)
Loss before income taxes	(41,630)	(3,441)
Consolidated loss before income taxes	$(87,345)	$(41,084)

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OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	For the Three Months Ended March 31,
	2020	2019
Revenue
Servicing and subservicing fees	$211,483	$256,616
Reverse mortgage revenue, net	22,797	32,123
Gain on loans held for sale, net	13,331	8,982
Other revenue, net	6,231	6,167
Total revenue	253,842	303,888
MSR valuation adjustments, net	(174,120)	(108,998)

Operating expenses
Compensation and benefits	60,728	94,696
Servicing and origination	20,256	28,698
Professional services	25,637	3,441
Technology and communications	15,193	24,435
Occupancy and equipment	11,969	16,589
Other expenses	3,431	3,248
Total operating expenses	137,214	171,107

Other income (expense)
Interest income	5,395	4,558
Interest expense	(29,982)	(26,489)
Pledged MSR liability expense	(6,594)	(43,956)
Other, net	1,328	1,020
Total other expense, net	(29,853)	(64,867)

Loss before income taxes	(87,345)	(41,084)
Income tax (benefit) expense	(61,856)	3,410
Net loss	$(25,489)	$(44,494)

Loss per share attributable to Ocwen stockholders
Basic and Diluted	$(0.19)	$(0.33)

Weighted average common shares outstanding
Basic and Diluted	134,858,837	133,918,986

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OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$263,555	$428,339
Restricted cash (amounts related to variable interest entities (VIEs) of $13,881 and $20,434)	53,177	64,001
Mortgage servicing rights (MSRs), at fair value	1,050,228	1,486,395
Advances, net (amounts related to VIEs of $751,020 and $801,990)	1,024,807	1,056,523
Loans held for sale ($203,592 and $208,752 carried at fair value)	246,015	275,269
Loans held for investment, at fair value (amounts related to VIEs of $22,561 and $23,342)	6,591,382	6,292,938
Receivables, net	235,305	201,220
Premises and equipment, net	37,430	38,274
Other assets ($17,711 and $8,524 carried at fair value) (amounts related to VIEs of $2,290 and $4,078)	484,125	563,240
Total assets	$9,986,024	$10,406,199

Liabilities and Equity
Liabilities
Home Equity Conversion Mortgage-Backed Securities (HMBS) related borrowings, at fair value	$6,323,091	$6,063,435
Advance match funded liabilities (related to VIEs)	625,951	679,109
Other financing liabilities, at fair value (amounts related to VIEs of $21,365 and $22,002)	623,049	972,595
Other secured borrowings, net (amounts related to VIEs $200,006 and $240,893)	797,615	1,025,791
Senior notes, net	311,290	311,085
Other liabilities ($2,589 and $100 carried at fair value) (amounts related to VIEs of $88 and $144)	875,171	942,173
Total liabilities	9,556,167	9,994,188

Stockholders’ Equity
Common stock, $.01 par value; 200,000,000 shares authorized; 129,582,259 and 134,862,232 shares issued and outstanding at March 31, 2020 and December 31, 2019 respectively	1,296	1,349
Additional paid-in capital	553,066	556,798
Accumulated deficit	(116,993)	(138,542)
Accumulated other comprehensive loss, net of income taxes	(7,512)	(7,594)
Total stockholders’ equity	429,857	412,011
Total liabilities and stockholders’ equity	$9,986,024	$10,406,199

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OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net loss	$(25,489)	$(44,494)
Adjustments to reconcile net loss to net cash provided by operating activities:
MSR valuation adjustments, net	174,120	108,998
Gain on sale of MSRs, net	(286)	(369)
Provision for bad debts	4,879	9,170
Depreciation	3,997	8,551
Amortization of debt issuance costs	1,733	700
Equity-based compensation expense	746	857
Gain on valuation of financing liability	(30,697)	(26,237)
Net gain on valuation of mortgage loans held for investment and HMBS-related borrowings	(17,910)	(23,487)
Gain on loans held for sale, net	(13,331)	(11,112)
Origination and purchase of loans held for sale	(831,474)	(304,182)
Proceeds from sale and collections of loans held for sale	843,178	305,322
Changes in assets and liabilities:
Decrease in advances, net	29,428	91,114
Decrease in receivables and other assets, net	13,642	23,627
Increase (decrease) in other liabilities	18,033	(36,755)
Other, net	408	(1,039)
Net cash provided by operating activities	170,977	100,664

Cash flows from investing activities
Origination of loans held for investment	(294,932)	(209,264)
Principal payments received on loans held for investment	175,095	104,630
Purchase of MSRs	(29,828)	(48,641)
Proceeds from sale of MSRs	—	868
Proceeds from sale of advances	105	1,070
Additions to premises and equipment	(1,072)	(531)
Proceeds from sale of real estate	2,814	1,682
Other, net	491	(1,157)
Net cash used in investing activities	(147,327)	(151,343)

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OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (continued)

(Dollars in thousands)

	For the Three Months Ended March 31,
	2020	2019
Cash flows from financing activities
Repayment of advance match funded liabilities, net	(53,158)	(128,900)
Proceeds from mortgage loan warehouse facilities and other secured borrowings	1,330,667	616,891
Repayment of mortgage loan warehouse facilities and other secured borrowings	(1,478,616)	(727,711)
Proceeds from issuance of additional senior secured term loan (SSTL)	—	119,100
Repayment of SSTL borrowings	(126,066)	(6,358)
Payment of debt issuance costs related to SSTL	(7,267)	(1,284)
Proceeds from sale of MSRs accounted for as a financing	—	577
Proceeds from sale of Home Equity Conversion Mortgages (HECM, or reverse mortgages) accounted for as a financing (HMBS-related borrowings)	312,249	210,563
Repayment of HMBS-related borrowings	(172,429)	(102,389)
Repurchase of common stock	(4,605)	—
Other, net	(33)	(253)
Net cash used in financing activities	(199,258)	(19,764)

Net decrease in cash, cash equivalents and restricted cash	(175,608)	(70,443)
Cash, cash equivalents and restricted cash at beginning of year	492,340	397,010
Cash, cash equivalents and restricted cash at end of period (1)	$316,732	$326,567

(1)  Cash and restricted cash as of March 31, 2020 and 2019 includes $263.6 million and $263.2 million of cash and $53.2 million and $63.4 million of restricted cash and debt service accounts, respectively.

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Non-GAAP Financial Measures:

In the table titled “Expenses Excluding MSR Valuation Adjustments, net, and Expense Notables”, we adjust GAAP expenses to exclude MSR Valuation Adjustments, net for the following expenses (Expense Notables) for (1) expense related to severance, retention and other cost re-engineering actions, (2) certain significant legal and regulatory settlement expense items, (3) CFPB, Florida Attorney General/Florida Office of Financial Regulations and Massachusetts Attorney General litigation related legal expenses, state regulatory action related legal expenses and state regulatory action settlement related escrow analysis costs (collectively, CFPB and state regulatory defense and escrow analysis expenses), (4) NRZ consent process expenses related to the transfer of legal title in MSRs to NRZ, (5) PHH acquisition and integration planning expenses (through 2019), (6) expense recoveries related to insurance recoveries of legal expenses, mortgage insurance claim settlement recoveries and amounts previously expensed from a service provider and (7) certain other costs including operating expenses incurred as a direct result of the COVID-19 pandemic, compensation expense reversals relating to departing executives and reversals of management incentive compensation payouts and reversals of reserves related to a legacy MSR sale (collectively, Other) consistent with the intent of providing management and investors with a supplemental means of evaluating our expenses. Amounts included within Expenses excluding MSR Valuation Adjustments, net and Expense Notables are expected to vary in each period due to cost re-engineering actions and other factors.

Expenses Excluding MSR Valuation Adjustments, net, and Expense Notables

(a)	Q2’18 expenses as per OCN Form 10-Q of $206 filed on July 26, 2018 and PHH Form 10-Q of $71 filed August 3, 2018, annualized to equal $1,107 on a combined basis
(b)	Reclassifications made to PHH reported expenses to conform to Ocwen presentation
(c)	OCN changed the presentation of expenses in Q4’ 19 to separately report MSR valuation adjustments, net from operating expenses

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In the table titled “Income Statement Notables”, we show certain illustrative adjustments to GAAP pre-tax income/(loss) for the following factors (1) Expense Notables (excluding MSR Valuation Adjustments, net), (2) changes in fair value of our Non-Agency MSRs due to changes in interest rates, valuation inputs and other assumptions, (3) changes in fair value of our Agency MSRs due to changes in interest rates, valuation inputs and other assumptions, net of hedge positions, (4) offsets to changes in fair value of our MSRs in our NRZ financing liability due to changes in interest rates, valuation inputs and other assumptions, (5) changes in fair value of our reverse originations portfolio due to changes in interest rates, valuation inputs and other assumptions, (6) gains related to exercising servicer call rights, (7) certain other costs, including pension benefits (collectively, Other) and (8) amortization of NRZ lump-sum cash payments consistent with the intent of providing management and investors with a supplemental means of evaluating our pre-tax income/(loss). Amounts included in Pre-Tax Loss excluding Income Statement Notables and Amortization of NRZ Lump-sum Cash Payments are expected to vary in each period due to changes in interest rates and other factors.

Income Statement Notables

(a)	Q2’18 pre-tax loss as per respective Forms 10-Q filed on July 26, 2018 and August 3, 2018, respectively
(b)	FV changes that are driven by changes in interest rates, valuation inputs or other assumptions, net of unrealized gains / (losses) on macro hedge. Non-Agency = Total MSR excluding GNMA & GSE MSRs. Agency = GNMA & GSE MSRs
(c)	Represents OCN and PHH combined pre-tax loss excluding income statement notables and amortization of NRZ lump-sum cash payments

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